Exhibit 99.1

For immediate release

Contact:

Ryan VanWinkle, Investor Relations, 913-661-1528
Scott Brockelmeyer, Media Relations, 913-661-1830

Ferrellgas Partners, L.P.

Reports Record Gross Profit and Near-Record Adjusted EBITDA

for the Fiscal Third Quarter

Overland Park, KS (June 8, 2005) — Ferrellgas Partners, L.P. (NYSE: FGP), one of the nation’s largest propane distributors, today reported earnings for its fiscal third quarter ended April 30, 2005.

Propane sales for the fiscal third quarter were 251 million gallons, up slightly from fiscal third quarter 2004 sales volumes of 249 million gallons, primarily reflecting the contribution from the Blue Rhino portable propane tank exchange operations offset by warmer than normal heating season temperatures and the effects of continued customer conservation that resulted from significantly higher wholesale commodity prices. For the quarter, winter heating season temperatures were approximately 2% warmer than in the prior year period and 7% warmer than normal.

“Now that we have completed the 2005 winter heating season, we welcome the start of the summer grilling/tank exchange season, as we build upon the strong momentum in the Blue Rhino tank exchange unit sales, with over 20% growth seen so far this fiscal year,” said James E. Ferrell, Chairman, President and Chief Executive Officer of Ferrellgas Partners. “In addition, with the nationwide rollout of our new technology initiative now more than 50% complete, we remain confident that we will enjoy significant cost savings and other benefits from the new platform that will help to contribute more than $30 million to our adjusted EBITDA performance in fiscal 2006.”

Gross profit for the fiscal third quarter increased 16 percent to a record $180.6 million, compared to $155.8 million reported in the third quarter of fiscal 2004. This increase in gross profit was primarily due to the off-season contribution from the Blue Rhino operations and improved margins from retail locations, partially offset by reduced sales volumes resulting from continued customer conservation related to the high commodity prices and from warmer temperatures.

Operating and general and administrative expenses for the fiscal third quarter were $94.1 million and $9.8 million, respectively, compared to $80.9 million and $7.9 million in the third quarter of fiscal 2004. Increases in these expenses primarily reflect the contribution from the Blue Rhino operations and, to a lesser extent, anticipated costs associated with the on-going roll-out of the partnership’s new technology initiative to its retail distribution outlets.

Interest and depreciation and amortization expenses were $22.6 million and $21.3 million, respectively, for the fiscal quarter compared to $18.0 million and $13.3 million in the third quarter of fiscal 2004. Increases in these expenses primarily reflect the impact of acquisitions completed in the last twelve-month period, including the Blue Rhino transaction. Equipment lease expense for the fiscal quarter was $6.8 million, compared to $5.0 million in the prior year’s quarter primarily reflecting costs associated with the implementation of the partnership’s new technology initiative.

Adjusted EBITDA for the fiscal third quarter increased 13% to a near-record $69.8 million, as compared to $62.0 million in the third quarter of fiscal 2004. Net earnings for the fiscal third quarter were $20.0 million, as compared to $27.9 million reported in the prior year period. The reduction in net earnings for the fiscal quarter compared to last year related primarily to the increase in interest and depreciation and amortization associated with the Blue Rhino transaction completed in April 2004.

During the fiscal third quarter, the partnership announced that its operating partnership, Ferrellgas, L.P., had refinanced its existing bank credit facility, extending its maturity until April 2010. The new $330 million credit facility replaced the previous $307.5 million bank credit facility entered into in December 2002. The new five-year facility is supported by a 12-bank syndicate comprised of the 10 lenders to the previous credit facility together with two new financial institutions. Borrowings under the new credit facility are available for working capital needs, capital expenditures and other general partnership purposes.

For the nine-months ended April 30, 2005, propane sales volumes and gross profit were 767 million gallons and $517.5 million, respectively, and operating and general and administrative expenses were $281.2 million and $31.7 million, respectively. Interest and depreciation and amortization expenses for the nine-month period were $68.7 million and $62.5 million, respectively, and equipment lease expense for the period was $18.7 million. Adjusted EBITDA and net earnings for the period were $186.0 million and $42.2 million, respectively.

Ferrellgas Partners, L.P., through its operating partnership, Ferrellgas, L.P., currently serves more than one million customers in all 50 states, Puerto Rico, the U.S. Virgin Islands and Canada. Ferrellgas employees indirectly own approximately 18 million common units of Ferrellgas Partners through an employee stock ownership plan.

Statements in this release concerning expectations for the future are forward-looking statements. A variety of known and unknown risks, uncertainties and other factors could cause results, performance and expectations to differ materially from anticipated results, performance and expectations. These risks, uncertainties and other factors are discussed in the Annual Report on Form 10-K of Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P. and Ferrellgas Finance Corp. for the fiscal year ended July 31, 2004, the Quarterly Report on Form 10-Q of these entities for the fiscal quarter ended January 31, 2005 and other documents filed from time to time by these entities with the Securities and Exchange Commission.

FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except unit data)

(unaudited)

ASSETS	April 30, 2005	July 31, 2004

Current assets:
Cash and cash equivalents	$ 19,717	$ 15,428
Accounts and notes receivable, net	163,252	114,211
Inventories	88,653	103,578
Prepaid expenses and other current assets	13,228	10,022
Total current assets	284,850	243,239

Property, plant and equipment, net	789,442	792,436
Goodwill	265,786	261,768
Intangible assets, net	262,458	265,125
Other assets	15,986	15,607
Total assets	$ 1,618,522	$ 1,578,175

LIABILITIES AND PARTNERS’ CAPITAL

Current liabilities:
Accounts payable	$ 89,597	$ 104,309
Other current liabilities (a)	87,281	92,793
Short-term borrowings	86,199	-
Total current liabilities	263,077	197,102

Long-term debt (a)	1,059,139	1,153,652
Other liabilities	23,169	20,531
Contingencies and commitments	-	-
Minority interest	5,539	4,791

Partners’ capital:
Senior unitholder (1,994,146 units outstanding and
liquidation preference $79,766 at both April 2005 and July 2004)	79,766	79,766
Common unitholders (54,113,205 and 48,772,875 units outstanding
at April 2005 and July 2004, respectively)	245,434	178,994
General partner unitholder (566,741 and 512,798 units outstanding
at April 2005 and July 2004, respectively)	(56,777)	(57,391)
Accumulated other comprehensive income (loss)	(825)	730
Total partners’ capital	267,598	202,099
Total liabilities and partners’ capital	$ 1,618,522	$ 1,578,175

(a) The principal difference between the Ferrellgas Partners, L.P. balance sheet and that of Ferrellgas, L.P., is $268 million of 8 3/4% notes, which are liabilities of Ferrellgas Partners, L.P. and not of Ferrellgas, L.P.

FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

FOR THE THREE AND NINE MONTHS ENDED APRIL 30, 2005 AND 2004

(in thousands, except per unit data)

(Unaudited)

	Three months ended April 30		Nine months ended April 30

	2005	2004	2005	2004
Revenues:
Gas liquids and related sales	$467,664	$368,264	$1,400,519	$1,057,751
Other	52,252	21,883	135,393	69,591
Total revenues	519,916	390,147	1,535,912	1,127,342

Cost of product sold	339,351	234,331	1,018,385	680,479

Gross profit	180,565	155,816	517,527	446,863

Operating expense	94,142	80,858	281,153	233,141
Depreciation and amortization expense	21,300	13,270	62,480	37,130
General and administrative expense	9,839	7,888	31,678	23,761
Equipment lease expense	6,772	5,029	18,691	14,272
Employee stock ownership plan compensation charge	4,007	2,042	8,452	5,990
Loss on disposal of assets and other	1,494	925	4,567	4,477

Operating income	43,011	45,804	110,506	128,092

Interest expense	(22,611)	(17,998)	(68,670)	(52,083)
Interest income	550	459	1,526	1,260

Earnings before income taxes and minority interest	20,950	28,265	43,362	77,269

Income tax expense	635	17	568	17
Minority interest (a)	267	336	617	931

Net earnings	20,048	27,912	42,177	76,321

Distributions to senior unitholder	1,994	1,994	5,982	5,982
Net earnings available to general partner	181	259	362	703

Net earnings available to common unitholders	$17,873	$25,659	$35,833	$69,636

Basic earnings per common unit:

Net earnings per common unitholder (b)	$ 0.33	$ 0.63	$ 0.67	$ 1.78

Weighted average common units outstanding	54,110	40,664	53,098	39,128

Supplemental Data and Reconciliation of Non-GAAP Item:

	2005	2004	2005	2004
Propane sales volumes (in thousands of gallons)	251,393	249,424	767,553	743,763

Net earnings	$ 20,048	$ 27,912	$ 42,177	$ 76,321
Income tax expense	635	17	568	17
Interest expense	22,611	17,998	68,670	52,083
Depreciation and amortization expense	21,300	13,270	62,480	37,130
Interest income	(550)	(459)	(1,526)	(1,260)
EBITDA	$ 64,044	$ 58,738	$ 172,369	$ 164,291
Employee stock ownership plan compensation charge	4,007	2,042	8,452	5,990
Loss on disposal of assets and other	1,494	925	4,567	4,477
Minority interest (a)	267	336	617	931
Adjusted EBITDA (c)	$ 69,812	$ 62,041	$ 186,005	$ 175,689

(a)	Amounts allocated to the general partner for its 1.0101% interest in the operating partnership, Ferrellgas, L.P.
(b)

Ferrellgas implemented Emerging Issues Task Force ("EITF") 03-6 "Participating Securities and the Two-Class Method under FASB Statement No. 128, Earnings per Share" in the quarter ended January 31, 2005, which was the first quarter affected by this consensus. In periods with undistributed earnings above certain levels, the calculation according to the two-class method results in an increased allocation of undistributed earnings to the general partner and a dilution of the earnings to the limited partners. Due to the seasonality of the propane business, the dilution effect of EITF 03-6 on net earnings per limited partner unit will typically impact the three months and six months ending January 31. EITF 03-6 did not have a dilutive effect on the three months and nine months ended April 30, 2005.

(c)

Management considers Adjusted EBITDA to be a chief measurement of the partnership's overall economic performance and return on invested capital. Adjusted EBITDA is calculated as earnings before interest, income taxes, depreciation and amortization, employee stock ownership plan compensation charge, loss on disposal of assets and other, minority interest and other non-cash and non-operating charges. Management believes the presentation of this measure is relevant and useful because it allows investors to view the partnership's performance in a manner similar to the method management uses, adjusted for items management believes are unusual or non-recurring, and makes it easier to compare its results with other companies that have different financing and capital structures. In addition, management believes this measure is consistent with the manner in which the partnership's lenders and investors measure its overall performance and liquidity, including its ability to pay quarterly equity distributions, service its long-term debt and other fixed obligations and to fund its capital expenditures and working capital requirements.